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                                                                   Exhibit 10.20

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                           THE EXISTENCE AND CONTENTS

                  OF THIS ASSET PURCHASE AND SALE AGREEMENT ARE

                                  CONFIDENTIAL

         AND ARE TO BE HELD AS SUCH BY THE PARTIES HERETO IN ACCORDANCE

                           WITH THE PROVISIONS HEREOF


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                        ASSET PURCHASE AND SALE AGREEMENT

                               September 10, 2002

                                      Among

                          KIMBERLEY RESTAURANTS, LTD.,

                        MNC RESTAURANT PROPERTIES, L.P.,

               WELL SEASONED, INC., and METRO NATIONAL CORPORATION

                                       and

                               LSRI HOLDINGS, INC.

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                                TABLE OF CONTENTS

                                                                            Page

TABLE OF CONTENTS...........................................................   i

Recitals....................................................................   1

Article 1 Sale and Purchase.................................................   2
   Section 1.1     Sale and Purchase........................................   2

Article 2 Consideration for Conveyance......................................   2
   Section 2.1     Purchase Price...........................................   2
   Section 2.2     Liabilities Not Assumed by Purchaser.....................   3

Article 3 Surveys and Title Policies........................................   3
   Section 3.1     Survey...................................................   3
   Section 3.2     Title Commitments and Title Review.......................   3
   Section 3.3     Owner's Policies and Leasehold Policies of Title
                    Insurance...............................................   4

Article 4 Additional Items to be Furnished to Purchaser by Seller...........   5
   Section 4.1     Required Information Materials...........................   5

Article 5 Inspection and Audit..............................................   6
   Section 5.1     Inspection and Audit.....................................   6
   Section 5.2     Environmental Inspections................................   7

Article 6 Loss, Damage or Destruction Prior to Closing; Condemnation........   8
   Section 6.1     Fire and Casualty........................................   8
   Section 6.2     Condemnation.............................................   8

Article 7 Representations, Warranties, and Covenants of the Parties;
 Indemnification............................................................   8
   Section 7.1     Representations, Warranties, and Covenants...............   8
   Section 7.2     Survival.................................................  16
   Section 7.3     Purchaser Indemnity......................................  16

Article 8 Closing...........................................................  17
   Section 8.1     Closing Conditions.......................................  17
   Section 8.2     Closing Date.............................................  19
   Section 8.3     Closing Deliveries by Seller Group.......................  19
   Section 8.4     Closing Deliveries by Purchaser..........................  20
   Section 8.5     Prorations...............................................  21
   Section 8.6     Possession...............................................  22
   Section 8.7     Other Costs and Expenses.................................  22

Article 9 Liability for Taxes...............................................  22
   Section 9.1     Tax Obligations..........................................  22
   Section 9.2     Tax Refunds..............................................  22


                                       i

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Article 10 Commission.......................................................  22
   Section 10.1    Seller Group Commission Indemnity........................  22
   Section 10.2    Purchaser Commission Indemnity...........................  23

Article 11 Remedies for Default or Termination..............................  23
   Section 11.1    Failure of Conditions....................................  23
   Section 11.2    Purchaser Default........................................  24

Article 12 Miscellaneous....................................................  24
   Section 12.1    Notices..................................................  24
   Section 12.2    Next Business Day........................................  25
   Section 12.3    Survival.................................................  25
   Section 12.4    Assignment...............................................  25
   Section 12.5    Governing Law............................................  25
   Section 12.6    Modification.............................................  25
   Section 12.7    Authorization............................................  26
   Section 12.8    Time Is of the Essence...................................  26
   Section 12.9    Prevailing Party.........................................  26
   Section 12.10   Further Assurance........................................  26
   Section 12.11   Headings.................................................  26
   Section 12.12   Entire Agreement.........................................  26
   Section 12.13   Multiple Counterparts....................................  26
   Section 12.14   No Third Party Beneficiaries.............................  26
   Section 12.15   Joint and Several........................................  26
   Section 12.16   Confidentiality and Publicity............................  27
   Section 12.17   Commercially Reasonable Efforts to Consummate............  27

Article 13 Simultaneous Closings............................................  27
   Section 13.1    Simultaneous Closing with Transactions in Stock Purchase
                    Agreement...............................................  27
   Section 13.2    Purchaser Breach of Stock Purchase Agreement.............  27
   Section 13.3    Seller Group Breach of Stock Purchase Agreement..........  27

Annex 1 .................................................................... A-1

List of Exhibits
   Exhibit "A-1"  -    Legal description of Fee Tracts
   Exhibit "A-2"  -    List of Leases and legal description of
                        Leasehold Tracts
   Exhibit "B"    -    Survey Requirements
   Exhibit "C"    -    Certain Leases
   Exhibit "D"    -    Exceptions to Section 7.1
   Exhibit "E"    -    Environmental Reports
   Exhibit "F"    -    Form of Lessor Estoppel
   Exhibit "G"    -    Guaranties



                                       ii

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                        ASSET PURCHASE AND SALE AGREEMENT

     THIS ASSET PURCHASE AND SALE AGREEMENT (this "Contract") is executed effective as of the 10th day of September, 2002 (the "Effective Date"), by and among Kimberley Restaurants, Ltd. a Texas limited partnership ("Kimberley"), MNC Restaurant Properties, L.P., a Texas limited partnership ("MNC"), Well Seasoned, Inc., a Delaware corporation ("WSI"), and Metro National Corporation, a Texas corporation ("Metro National"), on the one hand, and LSRI Holdings, INC., a Delaware corporation and/or its assigns ("Purchaser"), on the other hand. Kimberley, Metro National, and MNC are hereinafter sometimes collectively referred to as "Sellers" and sometimes, individually, as a "Seller." Sellers and WSI are sometimes collectively referred to as the "Seller Group." The members of the Seller Group and Purchaser may sometimes hereinafter be referred to singularly as a "Party" or collectively as the "Parties."

                                 R E C I T A L S

     WHEREAS, The members of the Seller Group and others have entered into that certain Stock Purchase Agreement, dated of even date herewith (the "Stock Purchase Agreement"), with Purchaser, covering the potential acquisition by Purchaser of all of the issued and outstanding capital stock of WSI (the "Stock Purchase Transaction");

     WHEREAS, as a condition precedent to Purchaser's willingness to consummate the Stock Purchase Transaction, Purchaser has required that Sellers convey to Purchaser certain selected assets of Sellers, which selected assets consist of:
(i) fee simple title to all of those certain tracts or parcels of real property described on Exhibit "A-1" attached hereto (the "Fee Tracts"), together with:
(a) any and all buildings, structures, and other improvements situated thereon (collectively, the "Fee Improvements"); (b) any and all furniture, fixtures, equipment, inventory, and other tangible and intangible personal property owned by any of the Sellers and located on, or about, or used in connection with, such Fee Tracts and Fee Improvements (hereinafter, the "Fee Personalty"); (c) any and all of Sellers' interest in easements, tenements, hereditaments, reciprocal access agreements, privileges, and appurtenances in any way belonging to such Fee Tracts and Fee Improvements, (d) any and all land lying in the bed of any highway, street, road, avenue, or access way, open or proposed, in front of, abutting, adjacent to, contiguous to, or adjoining such Fee Tracts and/or Fee Improvements, (e) any and all of Sellers' interest in strips, gores, and rights-of-way, if any, in front of, abutting, adjacent, contiguous to, or adjoining such Fee Tracts and/or Fee Improvements, and (f) all other rights and appurtenances belonging or in any way pertaining thereto including, without limitation, all water, wastewater, riparian rights, and other utility rights and capacities (the matters referred to in clause (i) being collectively referred to as the "Owned Real Property"); and (ii) the leasehold interest of "lessee" or "tenant" in and to those certain leases described on Exhibit A-2 (the "Leases"), which such respective Leases cover or pertain to those tracts or parcels of land also described on Exhibit "A-2" (such tracts or parcels of land being referred to as the "Leasehold Tracts"), together with: (a) all buildings, structures or other improvements situated thereon that are owned by any of the Sellers (the "Leasehold Improvements"); (b) furniture, fixtures, equipment, inventory, and other tangible and intangible personal property owned by any of the Sellers and located on, or about, or used in connection with, the Leasehold Tracts or the Leases (collectively, the "Leasehold Personalty"); and (c) all other rights and appurtenances belonging or in any way pertaining to the interest of "tenant" or "lessee" under the Leases (the matters referred to in clause

(ii) being collectively referred to as the "Leasehold Real Property"); and (iii) contracts or agreements such as maintenance, service, or utility contracts, to the extent that Purchaser elects to take assignment thereof (provided, however, that the foregoing shall not be interpreted to affect or limit Purchaser's assumption [or deemed assumption] of contracts pursuant to the Stock Purchase Agreement), warranties, guaranties, indemnities, and claims, development rights, governmental approvals, licenses, permits, or similar documents, telephone exchanges, plans, drawings, specifications, surveys, engineering reports, environmental reports and audits, government or regulatory compliance reports, such as, American with Disabilities Act compliance reports, equipment manuals, and other technical manuals and descriptions, insurance contracts or policies, to the extent that Purchaser elects to take assignment thereof, and other property (real, personal, or mixed, tangible or intangible), owned or held by Sellers and relating to or used in connection with the Owned Real Property and the Leasehold Real Property, to the extent Purchaser elects to take assignment thereof (collectively, all such matters described in this clause (iii) being called the "Intangible Property"). The Fee Improvements and the Leasehold Improvements are sometimes hereinafter referred to as the "Improvements." The Fee Personalty and the Leasehold Personalty are sometimes collectively referred to as the "Personalty." The items comprising the Owned Real Property, the Leasehold Real Property, and the Intangible Property are sometimes collectively referred to as the "Subject Properties";

     WHEREAS, WSI operates, on portions of the Subject Properties and on the properties covered by the Target Leases, restaurant operations (and related operations) which are identified as Saltgrass Steak House Restaurants (which are operated by FSI Restaurant Development Limited, a Texas limited partnership ("FSI")), and Babin's Seafood Restaurants (which are operated by WSI Fish Limited, a Texas limited partnership);

     WHEREAS, Purchaser desires to be able to assign various of its rights under this Contract to various entities so that title to the Subject Properties and/or title to the Target Leases can be acquired by discrete entities rather than wholly by Purchaser;

     WHEREAS, all initially capitalized, undefined terms used in this Contract shall have the meanings ascribed to such terms in the Stock Purchase Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and subject to the terms and conditions herein set forth, the Parties agree as follows:

                                    AGREEMENT

                                   Article 1
                                Sale and Purchase

     Section 1.1 Sale and Purchase. Subject to the terms and provisions hereof, Sellers agree to sell, and Purchaser agrees to purchase, the Subject Properties.

                                   Article 2
                          Consideration for Conveyance

     Section 3.1 Purchase Price. The aggregate Purchase Price for the Stock and the Subject Properties shall be as set forth in the Stock Purchase Agreement.

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     Section 2.2 Liabilities Not Assumed by Purchaser. Sellers shall retain all obligations and responsibilities for any claims, debts, defaults, duties, or liabilities of the Sellers under any contracts or agreements (provided, however, that the foregoing shall not be interpreted to affect or limit Purchaser's assumption [or deemed assumption] of contracts pursuant to the Stock Purchase Agreement) relating or appertaining, directly or indirectly to, the Subject Properties, whether known or unknown, contingent or fixed, unless explicitly set forth to the contrary in the Stock Purchase Agreement or in this Contract. Other than as expressly set forth in the Stock Purchase Agreement or in this Contract, Purchaser does not assume or agree to pay, perform, or discharge, and shall not be responsible for, any liabilities or obligations (whether contractual or otherwise) of any of the Sellers, whether accrued, absolute, contingent, or otherwise, based on, arising out of, or in connection with the following:

          (a) any indebtedness of the Sellers;

          (b) any Taxes (as hereinafter defined);

          (c) any claim, litigation, or proceeding threatened or pending or initiated after the Closing Date, to the extent based on acts or omissions occurring on or prior to the Closing Date; or

          (d) any contracts, agreements and the like with any of the Sellers, relating to any of the Subject Properties, other than the Assumed Agreements, as more particularly addressed elsewhere in this Contract.

                                   Article 3
                           Surveys and Title Policies

     Section 3.1 Survey. Sellers have heretofore delivered to Purchaser copies of the most current surveys of the Fee Tracts, the Leasehold Tracts, and the Target Lease Tracts which are in Sellers' possession. Additionally, Sellers, at their sole expense, shall deliver to Purchaser within fifteen (15) days after the Effective Date either an ALTA survey or a Category 1A, Condition II survey (each hereinafter referred to singularly as a "Survey" and collectively as the "Surveys") of each of the Fee Tracts, the Leasehold Tracts, and the Target Lease Tracts satisfying the requirements set forth on Exhibit "B" attached hereto.

     Section 3.2 Title Commitments and Title Review. Sellers and Purchaser confirm and acknowledge that Sellers have heretofore delivered to Purchaser, at Sellers' sole cost, with respect to each of the Fee Tracts, the Leasehold Tracts, and the Target Lease Tracts: (i) a current commitment (each hereinafter called a "Title Commitment" and collectively, the "Title Commitments") for the issuance to Purchaser of: (a) an Owner's Policy of Title Insurance (with respect to the Fee Tracts); and (b) a Tenant's Leasehold Policy of Title Insurance (with respect to the Leasehold Tracts and the Target Lease Tracts) from Alamo Title Company, 5599 San Felipe, Houston, Texas, 77056 Attn: W. Paul Holladay (herein called the "Title Company"), and (ii) legible copies of all documents constituting exceptions as reflected in each Title Commitment (the "Exception Documents"). With respect to each of the Fee Tracts, the Leasehold Tracts, and the Target Lease Tracts, if any exceptions appear on any Title Commitment or in any Exception Documents, other than the standard printed exceptions (which shall be modified as provided in this Contract) which a lender would

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reasonably object to or if any encroachments, overlapping of improvements, or other conditions are shown on any Survey which a lender would reasonably object to, Purchaser shall, within fifteen (15) days after receipt of the last of the Title Commitment, the Exception Documents, and the Survey as to the relevant tract, notify Sellers in writing of such fact. Sellers agree to use their reasonable efforts to cure all such objections (provided, however, except with respect to (i) Monetary Liens, as to which Purchaser may subtract the amount of the Monetary Liens from the Purchase Price if the same are not discharged (this does not entitle Purchaser to discharge Monetary Liens encumbering the leasehold interest of the lessor under the Leases or the Target Leases or the fee title interest of lessor in and to the premises which are the subject of any such lease) and (ii) exceptions created by Sellers from and after the Effective Date, as to which Seller shall be obligated to cure, Sellers shall not be obligated to institute litigation or to pay more than Two Thousand and No/100ths Dollars ($2,000.00) for each tract to cure such objections). Defects in title created by Sellers from and after the Effective Date and Monetary Liens now or hereafter encumbering any of the Subject Properties or Target Lease Properties (excluding the fee title interest of the premises which are the subject of the Target Leases and the Leases) shall be released or discharged at or prior to Closing (or the Purchase Price reduced in the case of Monetary Liens). If Sellers are unable or unwilling (after exercising their reasonable efforts to cure the same) to cure such objections on or before fifteen (15) days after receipt of such notice, Purchaser may, at any time on or before the Closing Date, (i) accept such title as Sellers can deliver and, (a) in the case of Monetary Liens (other than the "Omni Lien" or any Monetary Lien upon the fee title interest of the premises which are the subject of the Target Leases or the Leases [provided, however, the foregoing does not prohibit Purchaser from requesting subordination, nondisturbance, and attornment agreements from the lessors under any such leases or from the lenders holding any such Monetary Liens in the estoppel certificates described in Section 7.1(ll)]) which shall constitute a Permitted Encumbrance), subtract the amount of such Monetary Liens from the Purchase Price, and (b) recover from Sellers any damages resulting from Sellers' failure to cure any exceptions created from and after the Effective Date (without regard to the cost), (ii) exercise any other remedy provided herein, and/or, (iii) if such title objections (individually or in the aggregate) constitute a Material Adverse Effect on the Business, terminate this Contract (the provisions of this sentence are not intended to limit Purchaser's remedies with respect to any breach by Sellers of any other provision of this Contract[e.g. Section 7.1]). In the event of such termination, the Parties shall have no further right or other obligation hereunder (other than with respect to obligations hereunder that expressly survive the termination of this Contract) and the Deposit shall be immediately returned to Purchaser. As to each applicable Fee Tract, Leasehold Tract, or Target Lease Tract, those exceptions or title deficiencies that appear on the Title Commitment for such tract and any encroachments, overlapping of improvements, or other conditions that are shown on the Survey for such tract and are accepted by Purchaser pursuant to the terms of this Section 3.2 shall constitute the "Permitted Encumbrances"; provided, however, the term "Permitted Encumbrances" shall not include any Liens or any other title defects which Seller is obligated to cure under the terms of this Contract or agrees in writing to cure on or before the Closing. Notwithstanding the foregoing, in no event shall Sellers be obligated to provide a survey, title commitment, or title policy in connection with any leasehold interest of any Seller under the leases described on Exhibit "C."

     Section 3.3 Owner's Policies and Leasehold Policies of Title Insurance. At Closing, Sellers shall furnish to Purchaser, at Sellers' sole cost and expense, an Owner's Policy of Title Insurance as to each Fee Tract (or, at Purchaser's option, a single Owner's Policy of Title Insurance covering all Fee Tracts), and a Tenant's Leasehold Policy of Title Insurance, as to each Leasehold Tract and each Target Lease Tract (or, at Purchaser's option, a single Leasehold Policy of Title

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Insurance covering all Leasehold Tracts and Target Lease Tracts), in amounts agreed upon by Sellers and Purchaser prior to the Closing Date (each of the Parties agrees to use its reasonable, good faith efforts to agree on such amounts), on the standard form in use in the State of Texas (the "Title Policy" or "Title Policies"), on the policy of Chicago Title Insurance Company or another underwriter(s) reasonably acceptable to Purchaser, insuring good and indefeasible title (or leasehold estate, as applicable) to each Fee Tract, Leasehold Tract, and Target Lease Tract, subject only to the Permitted Encumbrances, and provided further that: (a) the exception relating to taxes shall be limited to the year of Closing and subsequent years (Purchaser being liable for any subsequent reassessments for prior years due to changes in use or ownership); (b) if elected by Purchaser, the survey exception shall be deleted, at Purchaser's cost, except as to shortages in area; and (c) there shall be no exception for the rights of "parties in possession."

                                   Article 4
             Additional Items to be Furnished to Purchaser by Seller

     Section 4.1 Required Information Materials. Within five (5) days after the Effective Date, Sellers shall deliver to Purchaser (to the extent not previously delivered prior to the Effective Date), true, correct, and complete copies of the following which are in possession or control of the Seller Group (collectively referred to as the "Required Information Materials") (Sellers believe that all of the Required Information Materials have been delivered to Purchaser prior to the date hereof. If Purchaser discovers that all of the Required Information Materials have not been so delivered and requests such non-delivered item, Sellers shall deliver such item(s) to Purchaser with five
(5) days after such written request is given.). The following are the Required Information Materials:

          (a) All of the Leases, Target Leases, and all contracts, agreements, and warranties affecting the ownership or operation of the Subject Properties or the Target Lease Properties (other than agreements that will be terminated at or prior to Closing for which Purchaser shall have no liability);

          (b) Accurate, complete, true, and correct schedules, statements, and reports (herein "Operating Schedules") reflecting in detail reasonably satisfactory to Purchaser, with respect to the Subject Properties and Target Lease Properties for the year-to-date period of calendar year 2002, and for the three (3) calendar years ending immediately preceding the date of this Contract, reflecting all income and expenses received and incurred during such periods with respect to the Subject Properties and the Target Lease Properties;

          (c) Complete, detailed lists of the Fee Personalty, the Leasehold Personalty, and Target Lease Personalty;

          (d) Copies of the certificates of occupancy, and any amendments thereto, for the Fee Improvements, the Leasehold Improvements, and Target Lease Improvements;

          (e) Any and all site plans, surveys, appraisals, title policies, soil studies, architectural drawings, shop drawings, plans and specifications, log books, and maintenance records with respect to the Subject Properties and/or Target Lease Properties in Sellers' possession;

          (f) All existing environmental reports, engineering reports, structural reports, mechanical reports, air quality reports, asbestos reports, audit reports, consulting reports, management reports, utility studies or reports, and all other reports with respect to the Subject Properties and/or Target Lease Properties in Sellers' possession;

          (g) All permits, certificates, and licenses required or obtained by Sellers for or in connection with the Subject Properties and/or Target Lease Properties;

          (h) Except to the extent reflected in the Title Commitments, any agreement that restricts the right of any of any member of the Seller Group to engage in any type of business; and

          (i) Within five (5) Business Days after the written request from Purchaser, such other and additional information that Purchaser may reasonably request to receive or examine that pertains to the Subject Properties and/or Target Lease Properties it being understood that Purchaser need not make all such requests or inspections during the first five (5) days after the Effective Date, but rather that Purchaser shall be entitled to make such requests, and to conduct such inspections (including the right to conduct one or more physical inventories), on an ongoing basis throughout the period from the Effective Date through the Closing Date.

If this Contract is terminated, all of the foregoing materials described in this
Section 4.1 shall be returned to Sellers within fifteen (15) days following any such termination.

                                   Article 5
                              Inspection and Audit

     Section 5.1 Inspection and Audit. The Seller Group agrees that prior to Closing, Purchaser and its authorized agents or representatives, shall be entitled to enter upon the Subject Properties and/or Target Lease Properties, at all reasonable times, upon at least twenty-four (24) hours written notice and during normal business hours, to make non-invasive inspections of the Subject Properties and/or Target Lease Properties and to conduct non-invasive investigations and non-invasive tests of the Subject Properties and/or Target Lease Properties, so long as such activities do not unreasonably interfere with the operation of the Subject Properties or Target Lease Properties. The Seller Group agrees to make available to Purchaser and to its duly authorized agents or representatives, all applicable books and records relating to the Subject Properties and Target Lease Properties. Such books and records may be examined at all reasonable times. Before any entry to conduct non-invasive inspections or tests, Purchaser shall provide the Sellers with a certificate of insurance naming Sellers as additional insureds, and with an insurer and insurance limits and coverage reasonably satisfactory to Sellers. Sellers or Sellers' agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Subject Properties or Target Lease Properties. At Sellers' request, Purchaser shall provide Sellers with a copy of the results of any tests or inspections made by Purchaser, excluding only market and economic feasibility studies; provided, however, Purchaser makes no representation or warranty regarding the accuracy or completeness of any such tests or studies or of the Sellers' rights to rely thereon. If any inspection or test performed by Purchaser disturbs the Subject Properties or Target Lease Properties, Purchaser will restore same to the same condition that existed before the inspection or test.

Purchaser and Landry's each agrees not to disclose to any personnel of WSI on the site of such inspections that same are being made on behalf of Purchaser or Landry's or of the existence of the Stock Purchase Agreement. Purchaser shall indemnify and defend each of the Seller Group and hold each member of the Seller Group harmless from and against all loss, liability, damage, injury, and claims resulting from Purchaser's testing or inspection of the Subject Properties and/or the Target Lease Properties; provided, however, this indemnity shall not include, and shall specifically exclude, any loss, liability, damage, injury, and claims arising out of or resulting from, in whole or in part, (a) any latent defect in, on, or under the Subject Properties or the Target Lease Properties,
(b) the negligence, gross negligence, or willful misconduct of any member of the Seller Group, or any agents, representatives, contractors, or employees of any of such Persons, or (c) the discovery by Purchaser or its agents, representatives, contractors, or employees of the presence of any substance or substances in, on, or under the Subject Properties or Target Lease Properties, which condition must be remediated and/or reported under applicable Environmental Laws (as that term is hereinafter defined). This indemnity shall survive the closing of this transaction (or if this transaction does not close, the termination of this Contract) for a period of two (2) years commencing on the Closing Date (as hereinafter defined), or if the transaction does not close, the date this Contract is terminated. Upon the expiration of such two (2) year period, this indemnity shall automatically terminate without the necessity of any notice, and Purchaser shall be conclusively deemed released from any liability or obligations under this indemnity.

     Section 5.2 Environmental Inspections. The inspections under Section 5.1 may include a non-invasive Phase I environmental inspection of the properties, but no Phase II environmental inspection or other invasive inspection or sampling of soil or materials, including, without limitation, construction materials, either as part of a Phase I or any other inspection, shall be performed without the prior written consent of Sellers, which shall not be unreasonably withheld or delayed (unless any applicable lease agreement with a third party owner of the respective real property prohibits same and the approval of same cannot be obtained from said third party owner), and, if consented to by Sellers, the proposed scope of work and the party who will perform the work shall also be subject to Sellers' reasonable review and approval. At Sellers' request, Purchaser shall deliver to Sellers copies of any Phase I or other environmental reports to which Sellers consent as provided above, provided that any such reports shall be delivered without any representation or warranty of Purchaser, and Sellers shall have no right to rely on any such report without the prior written consent of the party preparing same. If any inspections under Section 5.1 or under Section 5.2 results in Purchaser discovering any environmental conditions that a lender would reasonably object to, then Purchaser shall inform the Sellers of the same and Sellers shall use their reasonable efforts to cure the same. If Sellers are unable or unwilling (after exercising their reasonable efforts to cure the same) to cure such objections on or before fifteen (15) days after receipt of such notice, Purchaser may, at any time on or before the Closing Date, accept such condition as Sellers can deliver, exercise any other remedy provided herein, or, if such adverse condition(s), individually or in the aggregate, constitute(s) a Material Adverse Effect on the Business, terminate this Contract (the provisions of this sentence are not intended to limit Purchaser's remedies with respect to any breach by Sellers of any other provision of this Contract[e.g. Section 7.1]). In the event of such termination, the Parties shall have no further right or other obligation hereunder (other than with respect to obligations hereunder that expressly survive the termination of this Contract) and the Deposit shall be immediately returned to Purchaser.

                                  Article 6
           Loss, Damage or Destruction Prior to Closing; Condemnation

     Section 6.1 Fire and Casualty. If, prior to Closing, there occurs one or more incidents of a fire or other casualty affecting the Subject Properties that individually or in the aggregate result in a Material Adverse Effect on the Business, then Purchaser may elect to terminate this Contract, in which event, neither Purchaser nor any member of the Seller Group shall have any further liabilities, obligations, or rights with regard to this Contract (except for those liabilities, obligations, or rights which by their terms survive any termination of this Contract). If Purchaser does not elect to terminate this Contract (or if the damage or destruction caused by such casualty or casualties does not individually or in the aggregate result in a Material Adverse Effect on the Business), then in such event, this Contract shall remain in full force and effect and Sellers shall pay or assign to Purchaser, at Closing, all insurance proceeds payable for such damage or destruction, together with the amount of any deductible required by Sellers' insurance policies, and the sale shall be closed without Sellers' repair or restoration of such damage and without reduction in Purchase Price.

     Section 6.2 Condemnation. If, prior to Closing, there occurs with respect to the Subject Properties or the Target Lease Properties any condemnation by a Governmental Authority, or conveyance or sale in lieu of condemnation that individually or in the aggregate result in a Material Adverse Effect on the Business, then Purchaser may elect to terminate this Contract, in which event, neither Purchaser nor the Seller Group shall have any further liabilities, obligations, or rights with regard to this Contract (except for those agreements which by their terms survive any termination of this Contract). If Purchaser does not elect to terminate this Contract (or if the extent of the condemnation or conveyance in lieu thereof does not individually or in the aggregate result in a Material Adverse Effect on the Business ), then in such event, this Contract shall remain in full force and effect and Sellers shall pay or assign to Purchaser, at Closing, all condemnation proceeds or sales proceeds payable for such condemnation or sale, and the sale shall be closed without Sellers' repair or restoration of the remainder of the Subject Properties and Target Lease Properties that are not so taken or sold and without reduction in Purchase Price.

                                   Article 7
   Representations, Warranties, and Covenants of the Parties; Indemnification

     Section 7.1 Representations, Warranties, and Covenants. Each of the Sellers, jointly and severally, represents, warrants, and covenants (as applicable) to Purchaser as of the date of this Contract and as of the Closing Date that:

          (a) During the period commencing on the Effective Date and continuing up to the Closing Date (the "Contract Period"), Sellers will cause the Subject Properties and Target Lease Properties to be maintained and operated in the ordinary course of the Business and in accordance with all Applicable Laws (except to the extent the failure to do so would not constitute a Material Adverse Effect on the Business), and will keep the Subject Properties and Target Lease Properties in good order and operating condition (ordinary wear and tear excepted), causing all necessary repairs, renewals, and replacements to be made promptly;

          (b) During the Contract Period, Sellers will not, and will cause each member of the Seller Group not to, enter into any lease, sublease, use, or occupancy agreement affecting any portion of the Subject Properties or the Target Lease Properties. During the Contract Period, Sellers shall fully and timely comply (and Sellers shall cause any tenant to so comply)with all the obligations of "tenant" or "lessee" under each of the Leases and Target Leases.

          (c) To the best of Sellers' Knowledge, none of the Required Information Materials contains any untrue statement of a fact or omits any fact necessary to make the statements contained therein not materially misleading. If any of Sellers discovers any material defect, error, or omission in any Required Information Materials, such Party will promptly give Purchaser notice thereof, with detailed information correcting such defect, error, or omission.

          (d) Sellers will not, and Sellers shall cause each member of the Seller Group not to, sell, exchange, assign, transfer, convey, encumber, or otherwise dispose of all or any part of the Subject Properties or Target Lease Properties or any interest therein, or permit or negotiate for any of the foregoing. However, notwithstanding the foregoing, Kimberley shall be permitted to sell and convey that certain approximately .72 tract of real property located in Mesquite, Dallas County, Texas being shown on Exhibit A-1 as saved and excepted from the Fee Tract commonly known as (and referred to herein as) the "Saltgrass/Mesquite" tract (such approximately .72 acre tract being referred to as the "Ahdam Tract") pursuant to that certain Unimproved Property Contract, dated effective as of February 27, 2002, between Kimberley, as "Seller," and Adham-1, Inc., as "Buyer" (the "Adham Contract"); provided that: (i) all "curb cuts" (excepting one which is part of the Adham Tract) and access drives providing ingress and egress to and from both the IH 635 access road and Franklin Drive shall remain wholly on the Saltgrass/Mesquite Tract; (ii) to the extent permitted by the Adham Contract, Kimberley shall cause restrictive covenants (whether in the deed conveying such property or otherwise), in form and substance satisfactory to Purchaser, to be placed of record restricting the Adham Tract so that it may not be used or operated as a restaurant; (iii) following the conveyance of the Adham Tract, the remaining portion of the "Saltgrass/Mesquite" tract shall have the right to park on such Adham Tract, but the owner and/or lessee or other occupant of the Adham Tract shall not have the right to park or otherwise use (except for access) the remaining portion of the "Saltgrass/Mesquite" tract and (iv) to the extent not required by the Adham Contract, neither Kimberley nor any of the other Sellers shall cause or permit any restrictions, encumbrances, easements, obligations, or the like to be placed upon the Saltgrass/Mesquite Tract in connection with the sale and conveyance of the Adham Tract without the express prior written consent of Purchaser (which may be withheld in Purchaser's good faith business judgment). If the Adham Contract is terminated, and the Buyer under the Adham Contract (and such Buyer's successors or assigns) has no further rights in and to the Adham Contract, then Sellers agree to notify Purchaser and allow Purchaser the right to purchase the Adham Tract under on the same terms and conditions set forth in the Adham Contract.

          (e) During the Contract Period, Sellers will not, and Sellers shall cause each member of the Seller Group not to, without the prior written consent of Purchaser, enter into any service, maintenance, management, or other type of agreement with respect to any of the Subject Properties or Target Lease Properties which is not terminable (without penalty or further consideration) on or before the Closing Date (or if not terminable on or before the

Closing Date, which is entered into in the ordinary course of business and which may be terminated on no more than one (1) month's prior written notice, without penalty or consideration). During the Contract Period, Sellers will not, and Sellers shall cause each member of the Seller Group not to, enter into any brokerage commission agreement or leasing commission agreement with respect to the Subject Properties or Target Lease Properties, or any portion thereof, without the prior written consent of Purchaser.

          (f) During the Contract Period, Sellers will cause the Subject Properties and Target Lease Properties to be covered by one or more policies of fire and extended coverage casualty insurance in an amount at least equal to eighty percent (80%) of their replacement cost.

          (g) To the best of Sellers' Knowledge, the Required Information Materials, are and will be true, correct, accurate, and complete and will not omit to state any fact or condition, the omission of which makes any of such Required Information Materials misleading. All financial reports which are included in such materials are and will be prepared in accordance with generally accepted accounting principles, consistently applied.

          (h) To the best of Sellers' Knowledge, the location, construction, occupancy, operation, and use of the Subject Properties and Target Lease Properties (including any Improvements, Target Lease Improvements, Personalty, and Target Lease Personalty forming any part thereof) do not violate any Applicable Laws (except to the extent the failure to follow such Applicable Laws would not constitute a Material Adverse Effect on the Business).

          (i) To the best of Sellers' Knowledge, except as detailed in the Stock Purchase Agreement, none of the Subject Properties or Target Lease Properties and none of the Seller Group is currently subject to any existing, pending, or threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any Applicable Laws; and no member of the Seller Group has any Knowledge or any reason to believe that Purchaser will be required to obtain any permits, licenses, or similar authorizations of a type different from the existing permits, licenses, or similar authorizations in order to construct, occupy, renovate, operate, or use any portion of the Subject Properties or Target Lease Properties by reason of any Applicable Laws.

          (j) Sellers have no information or Knowledge of any change contemplated in any of the Applicable Laws or of any judicial or administrative action, any action by adjacent landowners, or any fact or condition relating to the Subject Properties or Target Lease Properties which would reasonably be expected to materially and adversely affect, prevent, or limit the use of the Subject Properties or Target Lease Properties for the uses to which they are currently being put.

          (k) To the best of Sellers' Knowledge, the Improvements, Target Lease Improvements, Personalty, and Target Lease Personalty are in good condition and repair (ordinary wear and tear excepted), free of any patent or latent structural, roof, foundation, or engineering defects.

          (l) Each of (i) the Leases and Target Leases; and (ii) every other contract, agreement, and the like relating to or pertaining to any of the Subject Properties or Target Lease Properties is valid and subsisting and is in full force and effect in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles; to the best of Sellers' Knowledge, as to each Lease and also as to each such other contract or agreement, no party thereunder is in default under any of the terms of same, nor are there in existence any facts or circumstances which, with the passage of time or the giving of notice or both would constitute a default thereunder.

          (m) Except with respect to the Omni Lien, which lien covers and encumbers only the following properties or tracts: (i) the leasehold estate in and to the Target Lease Tract commonly known as "Salt V"; (ii) equipment, fixtures and the like situated on (x) Tracts "B" and "C" of Saltgrass, a Subdivision in Harris County, Texas according the Map or Plat thereof Film Code Ref. No. 349067 of the Map Records of Harris County, Texas, and (y) the Target Lease Tract commonly known as "Salt I," the Subject Properties are owned or leased solely by the Sellers, and the Target Lease Properties are leased solely by FSI, and each of the Subject Properties and the Target Lease Properties are free and clear of all Liens (except permitted Liens, statutory landlord liens, and contractual liens granted under the Target Leases or the Leases), and no work has been performed or is in progress by or on behalf of any member of the Seller Group, FSI, or any other Person and no materials have been furnished to any of the Subject Properties, the Target Lease Properties, or any portion thereof, the payment of which is past due. Neither the Subject Properties, nor Target Lease Properties or any portion thereof or interest therein, have been mortgaged, assigned, pledged as security, encumbered, or hypothecated in any form or fashion.

          (n) No brokerage or leasing commissions or other compensation is due or payable or shall hereafter become due or payable with respect to or on account of any of the Leases or Target Leases or any extension or renewal thereof. Sellers will pay, at their sole cost, all such brokerage, leasing commissions, and other compensation and, at the Closing, will deliver to Purchaser releases from the brokers involved.

          (o) Except as set forth in the Environmental Reports, to the best of Sellers' Knowledge, none of the Subject Properties or Target Lease Properties have been contaminated by, or are or have been used for the disposal of any Hazardous Materials, other than de minimis quantities of cleaning solvents and other similar items customarily used in the operation of a restaurant business, in such amounts and concentrations that do not violate Applicable Laws.

          (p) Except as set forth in the Environmental Reports, to the best of Sellers' Knowledge, none of the Subject Properties or Target Lease Properties contain or are or have been used for the storage of any Hazardous Materials, other than de minimis quantities of cleaning solvents and other similar items customarily used in the operation of a restaurant business, in such amounts and concentrations that do not violate Applicable Laws.

          (q) Except as set forth in the Environmental Reports, to the best of Sellers' Knowledge, none of the Subject Properties or Target Lease Properties contain any aboveground or underground storage tanks, or any other environmental conditions that a prudent and cautious owner or purchaser would remove or remediate.

          (r) Except as set forth on Exhibit "D," none of the Sellers and, to the Knowledge of Sellers, neither WSI nor any of the Subsidiaries, has received any communication or notice from a Governmental Authority that alleges that any of such parties are not in compliance with any Environmental Law; none of the Sellers, and, to the Knowledge of the Sellers, neither WSI nor any of the Subsidiaries, has received any communication or notice from a Governmental Authority that alleges or that states that any property which any of such parties owns or upon which WSI or any Subsidiaries operates the Business (including, without limitation, the Subject Properties and the Target Lease Properties, and being collectively referred to as the "Property") or property which WSI or any of such parties owned or upon which the any of such parties formerly operated the Business ("Former Property"), are not in compliance with any Environmental Law;

          (s) Except as set forth on Exhibit "D," none of the Sellers, and to the Knowledge of the Sellers, neither WSI nor any of the Subsidiaries has received any communication or notice from a Governmental Authority that alleges that any of the Property or Former Property has been impacted by a Release or threatened Release of Hazardous Materials;

          (t) To the best of Sellers' Knowledge, WSI and its Subsidiaries hold, and are in compliance with, all Permits, if any, required under Environmental Laws to conduct the Business, all such Permits are in full force and effect, and WSI and its Subsidiaries are in compliance with all Environmental Laws;

          (u) Except as set forth on Exhibit "D" or as set forth in the Environmental Reports, the Acquisition will not impact the validity of environmental Permits and no approvals or authorizations of any Governmental Authority will be required to permit the Business to continue under the environmental Permits after consummation of the Acquisition.

          (v) Except as set forth on Exhibit "D," in connection with the conduct of the Business, none of the Sellers, WSI, or any of the Subsidiaries has entered into, is subject to, or has agreed to any court or administrative decree or order and is not subject to any Judgment or order relating to compliance with any Environmental Law or to investigation or cleanup of a Release or threatened Release of Hazardous Materials,

          (w) Except as set forth on Exhibit "D" or as set forth in the Environmental Reports, other than de minimis quantities of cleaning solvents and other similar items customarily used in the operation of a restaurant business, in such amounts and concentrations that do not violate Applicable Laws, WSI and its Subsidiaries have not, and to the best of Sellers' Knowledge, no third party has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property or the Former Property, any Hazardous Materials except in compliance with all Environmental Laws and in a manner that would not create liability under Environmental Laws (including but not limited to CERCLA), and no Hazardous Materials have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property or the Former

     Property except in compliance with all Environmental Laws, nor, to the Knowledge of the Sellers, has any activity been undertaken on the Property or the Former Property that would cause

               (i) the Property or the Former Property to become a treatment, storage or disposal facility under the RCRA or any similar state law or local ordinance,

              (ii) a Release or threatened Release of Hazardous Materials on, to, about or from the Property or the Former Property, or

             (iii) the discharge of Hazardous Materials, pollutants or effluent from the Property or Former Property, the dredging or filling of any waters or the discharge into the air of any emissions, for which the Corporation does not have all required permits under the federal Clean Water Act, 33 U.S.C.ss. 1251 et seq., or the federal Clean Air Act, 42 U.S.C.ss.7401 et seq., or any similar state law or local ordinance,

          (x) Except as set forth on Exhibit "D" or as set forth in the Environmental Reports, there are no substances or conditions in or on the Property or Former Property that would support a claim or cause of action under Environmental Laws (including but not limited to RCRA, CERCLA and analogous state laws), other than de minimis quantities of cleaning solvents and other similar items customarily used in the operation of a restaurant business, in such amounts and concentrations that do not violate Applicable Laws.

          (y) Sellers have not been identified as a potentially responsible party in connection with any National Priority List or Superfund Site or in connection with a similarly designated state site and, to the Knowledge of Sellers, neither WSI nor any of its Subsidiaries has been identified as a potentially responsible party in connection with any National Priority List or Superfund Site or in connection with a similarly designated state site.

          (z) There is no pending or, to the best of Sellers' Knowledge, threatened litigation (including, without limitation, any condemnation or notice of condemnation) affecting or related to the Subject Properties or Target Lease Properties, except as disclosed in a Schedule to the Stock Purchase Agreement.

          (aa) MNC is a limited partnership duly organized and validly existing under the laws of the State of Texas and has all requisite partnership power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. MNC has full partnership power and authority to execute, deliver, and perform this Contract and each of the other agreements necessary to affect the transaction contemplated by this Contract, and the execution, delivery, and performance of this Contract and each of such other agreements have been duly authorized by MNC. The signing, delivery, and performance of this Contract and each of such other agreements by MNC are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the partnership documents of MNC or of any agreement or instrument binding on MNC, or of any applicable order, writ, injunction, or decree of any court or Governmental Authority. This Contract and each of such other agreements have been or will be duly executed and delivered by MNC and constitute or shall constitute the legal, valid, and binding obligations of MNC, enforceable in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

          (bb) This Contract has been executed by each Person that has an ownership interest in the Subject Properties or Target Lease Properties and, other than consents by the landlords or lessors under the Leases or to the assignment thereof to Purchaser, there is no requirement that any person or entity that has not signed this Contract grant any consent or take any other action in order to enable Sellers to convey the Subject Properties as contemplated by this Contract (provided, however, this does not address consents that may be required under liquor licenses). Each of Sellers agrees to exercise commercially reasonable efforts to procure all required consents from the landlords or lessors under the Leases with respect to the assignment thereof to Purchaser. The Subject Properties together with the assets and properties owned and/or leased by WSI and its Subsidiaries constitute all assets owned and/or leased by the Seller Group (or Affiliates thereof) in the operation of the Business. The transfer and conveyance of the Subject Properties and the Stock result in the transfer and conveyance of all assets owned and/or leased by the Seller Group (or by any Affiliate) that are used in connection with the Business and such assets constitute all assets owned by the Seller Group which is necessary or useful to conduct the Business in the manner conducted as of the Effective Date and the Closing Date.

          (cc) To the Knowledge of Sellers, there are no oral agreements affecting any of the Subject Properties or Target Lease Properties, and if any such oral agreement does in fact exist, or is deemed to exist, it is terminable, without consideration or penalty, upon no more than thirty (30) days' notice.

          (dd) Other than the Adham Contract, there are no agreements with any other Person relating to the sale or other conveyance of the Subject Properties or otherwise relating to the transfer of the Target Lease Properties other than this Contract and the Stock Purchase Agreement.

          (ee) As to each of the Fee Tracts, except for (i) agreements between or among one or more of the Sellers and/or their Affiliates that will be terminated at or prior to Closing or (ii) agreements scheduled on schedules to the Stock Purchase Agreement that will be terminated at or prior to Closing or which are terminable upon one (1) month's written notice with no penalty or additional consideration, there is no written lease, sublease, use, management, service, maintenance, occupancy, or other type of agreement affecting any portion of such tracts, except as set forth on Exhibit "D," and there are no parties in possession of or claiming any right to possess any portion of any of the Fee Tracts (whether as tenants, lessees, pursuant to easements, or otherwise) other than the members of the Seller Group (or their Affiliates).

          (ff) As to the Leasehold Tracts and Target Lease Tracts, except for
     (i) agreements between or among one or more of the Sellers and/or their Affiliates that will be terminated at or prior to Closing or (ii) agreements scheduled on schedules to the Stock Purchase Agreement that will be terminated at or prior to Closing or which are terminable upon one (1) month's written notice with no penalty or additional consideration, there is no written lease, sublease, use, management, service, maintenance, occupancy, or other type of agreement affecting any portion of such tracts, except for the Leases and Target Leases and also except as set forth on Exhibit "D," and there are no parties in possession of or claiming any right to possess any portion of any of the Leasehold Tracts or Target Lease Tracts (whether as tenants, lessees, pursuant to easements or otherwise) other than the Seller Group (or their Affiliates).

          (gg) As to each Leasehold Tract and Target Lease Tract, the Lease or Target Lease applicable to such tract represents the entire agreement and understanding between the Seller Group (or Affiliate) entity that is the "tenant" or "lessee" thereunder, and the applicable lessor or landlord thereunder, and there has been no cancellation, modification, assignment, renewal, extension, or amendment to any such Lease or Target Lease, except as set forth on Exhibit "A-2" and Exhibit "G" to this Contract and Schedule
     3.7 to the Stock Purchase Agreement.

          (hh) No member of the Seller Group is a foreign person as that term is defined in Section 1445 and 7701 of the Code, and regulations promulgated hereunder.

          (ii) To the best of Sellers' Knowledge, the Subject Properties and Target Lease Properties are not subject to assessment or collection of additional Taxes for prior years based upon a change in land usage or ownership. Specifically, no part of the Subject Properties or Target Lease Properties has been assessed for Taxes during the preceding five years using appraisal procedures established for either (a) land designated for "agricultural use" value within the meaning of TEX. CONST. art. VIII,ss. 1-d, and TEX. TAX CODEss.ss. 23.51-23.56; (b) land designated for "timber use" value within the meaning of TEX. CONST. art. VIII,ss.1-d, and TEX. TAX CODE ANN.ss.ss.23.71-23.79; (c) land designated for "recreational, park and scenic" value within the meaning of TEX. TAX CODE ANN.ss.ss. 23.81-23.86; or (d) land designated as "open-space land" within the meaning oF Tex. Const. art. VIII,ss. 1-d, to value the property, or any part thereof. If any Taxes have been assessed based on either (a), (b), (c) or (d) herein, as provided in this section, Sellers shall pay any and all subsequent assessments therefore.

          (jj) If any of the Subject Properties or Target Lease Properties is subject to any reciprocal easement agreements, agreement of covenants, conditions, and restrictions, or similar documents with adjacent landowners, Sellers shall use their reasonable efforts to obtain at least ten (10) Business Days (and not more than fifteen [15] days) before the Closing an estoppel certificate from each owner of the adjacent property subject to such documents which estoppel certificate shall state, among other things, that there are no defaults by any party thereunder or claims against any party thereunder arising out of such documents and shall otherwise be in form and substance acceptable to Purchaser.

          (kk) If requested by Purchaser, Kimberley agrees, prior to Closing, pursuant to such instruments of assignment and the like, in form and substance reasonably satisfactory to Purchaser, to transfer, assign and convey all of the Leasehold Real Property to FSI, so that the Leasehold Real Property becomes part of the Target Leases. Additionally, Kimberley shall have the right prior to Closing, pursuant to such instruments of assignment and the like, in form and substance satisfactory to Purchaser, to transfer, assign and convey all of the Leasehold Real Property to FSI, so that the Leasehold Real Property becomes part of the Target Leases.

          (ll) Sellers shall request estoppel certificates from all landlords or lessors under all of the Leases and Target Leases in the form materially similar to the form attached hereto as Exhibit "F" (with such non-material modifications as Purchaser in its good-faith business judgment shall suggest to clarify ambiguities and errors in the Leases and/or Target Leases delivered to Purchaser by Sellers) and exercise their reasonable efforts to obtain the same at least two (2) Business Days (and not more than thirty [30] days) before the Closing. If Sellers do not obtain an estoppel from a particular landlord or lessor that satisfies the provisions of the immediately preceding sentence, then Sellers shall execute an estoppel certificate in the form prepared by Purchaser (with no representation, affirmation or warranty to be different from those set forth in Exhibit "F" attached hereto except as contemplated by the first sentence of this subparagraph (ll)) and deliver the same to Purchaser (provided, however, if Sellers or their Affiliates are listed as addressees of the estoppel prepared by Purchaser, Sellers and their Affiliates shall not be listed on the estoppel signed by Sellers and Sellers further agree (and waive and release any claims to the contrary) that Sellers shall have no right of contribution or other claim against Purchaser or any of its existing (as of the Effective Date) Affiliates or Affiliates of Purchaser after the Closing Date (e.g. WSI will be considered an Affiliate of Purchaser after the Closing Date if the Closing occurs). Any Losses sustained by Purchaser as a result of any breach of the estoppel shall be Losses covered by the final sentence of Section 9.6(b) of the Stock Purchase Agreement.

     Section 7.2 Survival. The representations, warranties, and covenants contained in Section 7.1 shall be deemed repeated at Closing and shall survive the Closing Date and the consummation of the transactions contemplated hereby for the later of (as applicable): (i) without a time limit relating to breaches of representations, warranties, and covenants relating to fraud, Hazardous Materials, and Environmental Laws; and (ii) a period of two (2) years after the Closing Date with regard to all other representations and warranties, and covenants other than those referred to in clause (i) of this Section 7.2 (regardless of any investigation made by the parties hereto); and (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (ii) of this Section 7.2. The obligation of Purchaser to close this transaction is expressly conditioned upon said representations, warranties, and covenants being true and correct in all material respects on the Closing Date (unless the failure of the same to be true and correct on such date does not individually or in the aggregate constitute a Material Adverse Effect on the Business). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants, and obligations.

     Section 7.3 Purchaser Indemnity. Purchaser shall indemnify, defend and hold harmless the Sellers from (i) any and all claims, losses, liabilities, amounts and damages incurred by Metro National as a result of Metro National being called on to perform pursuant to any of the guaranties set forth on Exhibit "G" and (ii) any obligation or liability under any Assumed Agreements (e.g., the Leases) which accrues, which is to be performed, or which comes due after the Closing Date.

                                    Article 8
                                     Closing

Section 8.1 Closing Conditions.

     (a) The obligations of Purchaser to consummate the transactions contemplated herein are subject, at the option of Purchaser, to satisfaction of the following conditions:

          (i) All conditions precedent to Purchaser's and/or Landry's obligations to consummate the transactions set forth in the Stock Purchase Agreement shall have been satisfied.

          (ii) The members of the Seller Group shall have performed each covenant to have been performed by each of such Parties hereunder (or the performance of same has been waived by Purchaser), including, without limitations, any and all required Closing deliveries as more particularly set forth below.

          (iii) The representations and warranties of the Sellers shall be true and correct in all material respects as of the Effective Date and as of the Closing Date unless the failure of the same to be true and correct does not individually or in the aggregate constitute a Material Adverse Effect on the Business (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be correct in all material respects on the date so specified and other than any representation or warranty which is qualified by materiality shall, with regard to the portion so qualified, be true and correct in all respects).

          (iv) There shall be no material and adverse change in the matters reflected in the Title Commitments which has not been cured as set forth in
     Section 3.2.

          (v) There shall be no material and adverse change in the matters reflected in the Surveys which has not been cured as set forth in Section 3.2.

          (vi) All municipal and utility services shall be available to the Subject Properties and Target Lease Properties in such amounts as are sufficient for the conduct of business at the applicable Subject Property as historically conducted thereon.

          (vii) Nothing shall have occurred or be threatened with respect to the Subject Properties or Target Lease Properties which constitutes a Material Adverse Effect on the Business.

          (viii) There shall be no litigation pending or threatened affecting the Subject Properties or Target Lease Properties which would have a Material Adverse Effect on the Business other than as set forth in the Stock Purchase Agreement or in an exhibit or schedule attached thereto.

          (ix) On the Closing Date, no member of the Seller Group shall have filed a petition under any section of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any State thereof, nor shall any member of the Seller Group have been adjudged bankrupt or insolvent, nor shall any rearrangement of its debts have been requested by any member of the Seller Group; no member of the Seller Group shall be insolvent and no receiver or trustee shall have been appointed for any such member of the Seller Group, or for any of the Subject Properties.

          (x) Purchaser shall have received a payoff letter or similar letter from the holder of the Omni Lien, in form and substance acceptable to Purchaser, at least ten (10) Business Days (and not more than fifteen [15] Business Days) before Closing detailing the amounts outstanding under the note(s) secured by the Omni Lien.

          (xi) If consent by the landlord is required under the Leases or Target Leases, the landlords or lessors under each of the Leases and Target Leases shall have executed written consents, in form and substance acceptable to Purchaser, with respect to the assignment of the Leases (and possible assignment of the Target Leases)to Purchaser.

     If any one of the above conditions is not satisfied, Purchaser, at its sole option may (i) waive such condition in writing and proceed to Closing; (ii) extend the Closing Date for a period of time not to exceed thirty (30) days to allow any of the Seller Group an opportunity to satisfy any such unsatisfied condition or conditions (provided, that after the expiration of such period of time, if such condition or conditions remain unsatisfied, Purchaser shall have all of its other remedies available to it elsewhere in this Contract); or (iii) terminate this Contract and the Stock Purchase Agreement by written notice thereof to the Seller Group, in which latter event (i.e., clause (iii)), the Parties shall have no further rights or obligations under this Contract or the Stock Purchase Agreement (other than the obligations that expressly survive termination or expiration of this Contract or the Stock Purchase Agreement).

          (b) The obligations of the Seller Group to consummate the transactions contemplated herein are subject, at the option of the Seller Group, to satisfaction of the following conditions:

               (i) All conditions precedent to the Seller Group's obligations to consummate the transactions set forth in the Stock Purchase Agreement shall have been satisfied.

               (ii) The Purchaser shall have performed each covenant to have been performed by Purchaser hereunder within the time specified, including, without limitations, any and all required Closing deliveries as more particularly set forth below.

               (iii) The representations and warranties of the Purchaser shall be true and correct on the Closing Date.

     If any one of the above conditions is not satisfied, the Seller Group, at its sole option may (i) waive such condition in writing and proceed to Closing;
(ii) extend the Closing Date for a period of time not to exceed thirty (30) days to allow Purchaser an opportunity to satisfy any such unsatisfied condition or conditions (provided, that after the expiration of such period of time, if such condition or conditions remain unsatisfied, the Seller Group shall have all of its other remedies available to it elsewhere in this Contract); or (iii) terminate this Contract and the Stock Purchase Agreement by written notice thereof to Purchaser, which latter event, the Parties shall have no further right or obligation under this Contract or the Stock Purchase Agreement (other than the obligations that survive termination or expiration of this Contract or the Stock Purchase Agreement).

          (c) Neither Purchaser nor any of the Seller Group may rely on the failure of any condition set forth in this Contract to be satisfied if such failure was caused by such Party's failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur as required under Section 12.17 of this Contract.

     Section 8.2 Closing Date. The Closing hereunder shall take place at the place and at the time set forth in the Stock Purchase Agreement (the actual date on which the Closing occurs or being called both herein and in the Stock Purchase Agreement, the "Closing Date").

     Section 8.3 Closing Deliveries by Seller Group. At the Closing, each member the Seller Group, as applicable, shall deliver or cause to be delivered to Purchaser, at the sole cost and expense of the Seller Group, each of the following items:

          (a) Special warranty deeds, in form and substance reasonably acceptable to Purchaser, each duly executed and acknowledged by the applicable of Sellers, and in form for recording, conveying good, indefeasible fee simple title in the Owned Real Property to Purchaser, subject only to the Permitted Encumbrances as to each such tract;

          (b) Bills of Sale, in form and substance reasonably acceptable to Purchaser, each duly executed and acknowledged by the applicable Seller, conveying to Purchaser good and marketable title to the Personalty;

          (c) Assignments, in form and substance reasonably acceptable to Purchaser, each duly executed and acknowledged by the applicable Sellers, assigning to Purchaser the Leases (and, if requested by Purchaser, similar instruments with respect to the Target Lease Properties), all items of the Leased Real Property, all Environmental Claims, and all items of the Intangible Property owned by any of the Sellers (to the extent Purchaser elects to take an assignment thereof), it being expressly agreed that Purchaser shall have no obligation to assume any contracts or to otherwise assume or take any of the Subject Properties subject to any debts, claims, or liabilities other than as expressly set forth in the Stock Purchase Agreement and as set forth in the Leases (provided, however, that the foregoing shall not be interpreted to affect or limit Purchaser's assumption [or deemed assumption] of contracts pursuant to the Stock Purchase Agreement);

          (d) Certifications, in a form to be provided or approved by Purchaser, signed by Sellers under penalties of perjury, containing the following: (i) each Seller's U.S. Taxpayer

     Identification Number; (ii) the business address of each Seller; and (iii) a statement that such Seller is not a foreign Person within the meaning of sections 1445 and 7701 of the Code;

          (e) If such consent is required under the applicable Leases, consents from all of the landlords or lessors, in a form reasonably satisfactory to Purchaser, to the assignment of the Leases (and, if requested by Purchaser, similar instruments with respect to the Target Leases) to Purchaser;

          (f) To the extent not transferred pursuant to the Stock Purchase Agreement, Texas Department of Public Safety Motor Vehicle title transfer, certificates, and documents necessary to transfer title to any motor vehicles constituting part of the Subject Properties or Target Lease Properties;

          (g) The Title Policies in the form specified in this Contract;

          (h) Evidence that all financing statements, liens, and security interests reflected on the Title Commitment, as updated, have been paid and released or that the funds received by Sellers at Closing will be immediately used to pay same and obtain such releases;

          (i) Such evidence or documents as may be reasonably required by Purchaser or the Title Company conveying the Subject Properties or Target Lease Properties and evidencing the status and capacity of Sellers and the authority of the Person or Persons who are executing the various documents on behalf of Sellers in connection with the transactions contemplated by this Contract and such other matters as are reasonably necessary to the proper consummation of this Contract;

          (j) To the extent in Sellers' possession or control, all keys to all locks on the Subject Properties and Target Lease Properties (and an accounting for keys in possession of others); all books, records, plans, reports, studies, manuals, menus, recipes, and other writings (whether in paper or electronic format or otherwise recorded) pertaining to the Subject Properties and Target Lease Properties; and

          (k) All permits, certificates, and licenses (to the extent that the same are not required to be surrendered) issued by Governmental Authorities with respect to the Subject Properties and/or Target Lease Properties.

     Section 8.4 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Sellers the following items:

          (a) The Purchase Price in accordance with the terms of the Stock Purchase Agreement; and

          (b) Such evidence or documents as may reasonably be required by Sellers, Sellers, their respective counsel, or the Title Company evidencing the status and capacity of Purchaser, the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the transactions contemplated by this Contract and such other matters as are reasonably necessary to the proper consummation of this Contract.

     Section 8.5 Prorations. At Closing, the following items shall be adjusted or prorated between the Sellers and Purchaser:

          (a) Ad valorem taxes, both real and personal, for the Subject Properties (whether the Owned Real Property, the Leasehold Real Property, the Intangible Property, or otherwise) for the current calendar year shall be prorated to the Closing Date, and the Sellers shall pay to Purchaser in cash at Closing, the Sellers' pro rata portion of such taxes (no prorations being made under this Section 8.5(a) for the Target Lease Properties). The Sellers' pro rata portion of such taxes shall be based upon taxes actually assessed for the current calendar year. If, for any reason, ad valorem taxes for the current calendar year have not been assessed on the Subject Properties, such proration shall be estimated based upon ad valorem taxes for the immediately preceding calendar year to the extent that the actual taxes and assessments for the current year differ from the amount of proration at Closing, the Parties shall make, within thirty (30) days after issuance of the then current year's tax bills, all necessary adjustments by appropriate payments between themselves following Closing.

          (b) All ordinary, recurring operating income and expenses for, or pertaining to the Owned Real Property such as public utility charges, maintenance, service, and any other charges payable under any assumable contracts assumed by Purchaser shall be prorated (based on number of days each Party used or occupied the space or the service in question) at the Closing effective as of the Closing Date; provided, further, rents and other charges under any leases of space and similar agreements pertaining to the Owned Real Property shall also be prorated between the Sellers and Purchaser and Purchaser shall be entitled to a credit for any prepaid rent, if any, under the leases of space or similar agreements applicable to the Owned Real Property or the Leased Properties. All such leases of space and similar agreements applicable to the Owned Real Property shall be terminated by the Sellers and the applicable tenant or other party thereto, and Purchaser shall have no liability for any security deposit, prepaid rent, or other amounts thereunder.

          (c) Regarding the Leasehold Real Property is assigned to Purchaser under this Contract, all items of base rent, percentage rent, and other charges paid or payable under the Leases shall be prorated at the Closing effective as of the Closing Date. The Sellers shall be entitled to a credit for any prepaid rent under such applicable Leases and any security deposits paid by the Sellers under such applicable Leases (it being agreed, however, that in such event, Purchaser shall be entitled to [or shall have the benefit of] any such prepaid rent and/or such security deposit under the applicable Leases). The Purchaser shall be entitled to a similar credit from the Sellers for any percentage rent it may pay for any of the Leases in the amount of the portion of such percentage rent that is attributable to gross sales (or other applicable measure, depending upon the Lease in question) generated on or prior to the Closing Date. Within thirty (30) days after any such Percentage Rent is actually paid, Purchaser shall notify Seller in writing of Seller's proportionate part of the Percentage Rent and due from Seller. Seller shall pay such amount within five (5) Business Days in immediately available funds wired to Purchaser's account.

          (d) If any adjustments pursuant to this Section 8.5 are, within ninety
     (90) days subsequent to Closing, found to be erroneous, then either Party hereto who is entitled to additional monies shall invoice the other Party for such additional amounts as may be owing, and such amount shall be paid within ten (10) days from receipt of the invoice.

     Section 8.6 Possession. Possession of the Subject Properties and Target Lease Properties shall be delivered to Purchaser by Sellers effective as of the Closing Date free and clear of the rights of all parties in possession, rights, costs, expenses, or claims other than the Permitted Encumbrances.

     Section 8.7 Other Costs and Expenses. Sellers shall continue to have liability for all costs and expenses of the Subject Properties and Target Lease Properties to the extent that such costs and expenses arose, accrued, or pertain to periods on or prior to the Closing Date, regardless of when the obligation to pay any such costs and expenses matures, is asserted or otherwise becomes known. Likewise, Purchaser shall have liability for all costs and expenses of the Subject Properties and Target Lease Properties to the extent that such costs and expenses arose, accrued, or pertain to periods on and after the Closing Date, regardless of when the obligation to pay such costs and expenses matures, is asserted or otherwise becomes known.

                                   Article 9
                               Liability for Taxes

     Section 9.1 Tax Obligations. To the extent the Seller Group has not previously paid same, the Sellers shall be liable for, and shall jointly and severally indemnify, defend, and hold Purchaser and its Affiliates harmless from, (i) all Taxes that are imposed on or incurred by any member of the Seller Group other than to the extent permitted by the Stock Purchase Agreement as to WSI, (ii) all transfer, sales, use, gross receipts, value added, excise or similar Taxes imposed on or relating to the sale or transfer of the Subject Properties or Target Lease Properties, (iii) all Taxes that are imposed on or incurred with respect to the Subject Properties for any taxable period ending on or before the Closing Date, (iv) a portion, determined in accordance with
Section 8.5 above, of any Taxes that are imposed on or incurred with respect to the Subject Properties or Target Lease Properties for any taxable period beginning prior to and ending after the Closing Date ("Straddle Period") which is allocable to the period ending on or before the Closing Date, (v) any Taxes payable as a result of a breach by any of the Sellers of any of the representations or warranties set forth herein, and (vi) any attorneys' fees or other costs incurred by Purchaser or its Affiliates in connection with any payment from the Seller Group under this Section 9.1. Purchaser shall be liable for, and shall indemnify, defend, and hold the Sellers harmless from, all Taxes that are imposed on or incurred with respect to the Subject Properties and/or Target Lease Properties that accrue after the Closing Date and for which the Sellers are not liable under the preceding sentence.

     Section 9.2 Tax Refunds. If Sellers, on the one hand, or Purchaser, on the other hand, receives a refund of any Taxes for which the other is liable, then the Party receiving such refund shall, within thirty (30) days after its receipt, remit it to the other Party.

                                   Article 10
                                   Commission

     Section 10.1 Seller Group Commission Indemnity. Each of the Sellers represents and warrants that none of the Sellers Group has entered into (directly or indirectly) any agreement with any Person that would obligate Landry's or Purchaser to pay any commission, brokerage or finder's fee in connection with the transactions contemplated by this Contract or the Stock Purchase Agreement.

     Section 10.2 Purchaser Commission Indemnity. Purchaser represents and warrants that Purchaser has not entered into (directly or indirectly) any agreement with any Person that would obligate the Stockholders or WSI to pay any commission, brokerage or finder's fee in connection with the transactions contemplated by this Contract or the Stock Purchase Agreement.

                                   Article 11
                       Remedies for Default or Termination

     Section 11.1 Failure of Conditions.

          (a) If this Contract is terminated by Purchaser pursuant to Section 8.1(a) of this Contract, then the Deposit shall be immediately returned to Landry's in accordance with Section 1.3 and Section 8.2(a) of the Stock Purchase Agreement. If this Contract is terminated by the Seller Group pursuant to Section 8.1(b) of this Contract, then the members of the Seller Group, in accordance with Section 8.2(b) of the Stock Purchase Agreement, as their sole exclusive remedy shall receive one-half (1/2) the Deposit as liquidated damages (the other one-half (1/2) of the Deposit to be immediately refunded to Purchaser); it being acknowledged and agreed by the Parties that one-half (1/2) of the Deposit is a reasonable forecast of just compensation for the harm that could be caused by Purchaser's failure to satisfy the conditions set forth in Section 8.1(b) of this Contract, that the harm that could be caused to the Seller Group by such default is one that is difficult or impossible to accurately ascertain or predict, and that the payment of such amount upon Purchaser's default shall constitute full satisfaction and accord of Purchaser's obligations under this Contract. The members of the Seller Group hereby waive and release any claim for specific performance and all claims or remedies other than the right to receive one-half (1/2) of the Deposit in accordance with the terms of this Section 11.1. It further is expressly agreed, however, that one-half (1/2) of the Deposit shall be the sole funds against which the Seller Group shall have recourse as a result of failure of the transactions contemplated by this Contract to close as a result of a default by Purchaser (whether under this Contract or -- under the Stock Purchase Agreement as well). In other words, the Seller Group shall not be entitled to any additional amounts or deposits as a result of a breach by Purchaser whether under this Contract or under the Stock Purchase Agreement; provided, however, this sentence is not intended to relieve Purchaser from any obligations that survive the expiration or termination of this Contract (e.g. Section 5.1);

          (b) Breach by Seller Group. In the event of a material breach by any member of the Seller Group of any of their respective representations, warranties, covenants, or obligations, then in addition to any remedies to which Purchaser may be entitled at law or in equity, (i) the Deposit shall be immediately returned to Purchaser by the Seller Group and (ii) Purchaser shall also be entitled to enforce specific performance hereunder or to sue the Sellers for damages.

          (c) Without limiting the foregoing provisions of this Section 11.1, if the transactions contemplated by this Contract are not consummated and closed for any reason other than pursuant to the circumstances set forth in Section 11.2, below, then the Deposit shall be immediately returned to Purchaser by the Seller Group.

     Section 11.2 Purchaser Default. If all conditions of this Contract are satisfied and if all covenants and agreements to be performed prior to Closing are fully performed, and if performance of this Contract is tendered by the Seller Group, and the sale is not consummated through default on the part of Purchaser on the Closing Date, then, the members of the Seller Group, as their sole exclusive remedy shall receive one-half (1/2) the Deposit as liquidated damages (the other one-half (1/2) of the Deposit to be immediately refunded to Purchaser); it being acknowledged and agreed by the Parties that one-half (1/2) of the Deposit is a reasonable forecast of just compensation for the harm that could be caused by Purchaser's default, that the harm that could be caused to the Seller Group by such default is one that is difficult or impossible to accurately ascertain or predict, and that the payment of such amount upon Purchaser's default shall constitute full satisfaction and accord of Purchaser's obligations under this Contract. The members of the Seller Group hereby waive and release any claim for specific performance and all claims or remedies other than the right to receive one-half (1/2) of the Deposit in accordance with the terms of this Section 11.2. It further is expressly agreed, however, that one-half (1/2) of the Deposit shall be the sole funds against which the Seller Group shall have recourse as a result of failure of the transactions contemplated by this Contract to close as a result of a default by Purchaser (whether under this Contract or under the Stock Purchase Agreement as well). In other words, the Seller Group shall not be entitled to any additional amounts or deposits as a result of a breach by Purchaser whether under this Contract or under the Stock Purchase Agreement; provided, however, this sentence is not intended to relieve Purchaser from any obligations that survive the expiration or termination of this Contract (e.g. Section 5.1).

                                   Article 12
                                  Miscellaneous

     Section 12.1 Notices. All notices, demands, or other communications of any type (herein collectively referred to as "Notices") given by the Seller Group to Purchaser or by Purchaser to the Seller Group, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section
12.1. All notices shall be in writing and delivered to the Person to whom the notice is directed, either in Person, by courier, by telecopy or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail in the manner provided above shall be effective on the second (2nd) day after they are deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, and addressed as hereinafter provided. Notice given in any other manner will be effective upon actual receipt by the Party to whom such notice is addressed. The respective addresses for notice for each Party shall be those set forth in the Stock Purchase Agreement.

In addition, a copy (which shall not constitute notice) of all notices to Purchaser shall be sent to:

                  Thomas J. McCaffrey
                  Haynes and Boone, LLP
                  1000 Louisiana, Suite 4300
                  Houston, Texas 77002
                  Telecopier No. (713) 236-5661

In addition, a copy (which shall not constitute notice) of all notices to any member of the Seller Group shall be sent to:

                  Mark C. Hodges
                  Andrews & Kurth, LLP
                  600 Travis, Suite 4200
                  Houston, Texas 77002
                  Telecopier No. (713) 238-7150

     Any Party hereto may change the address for notice specified above by giving the other Parties ten (10) days advance written notice of such change of address.

     Section 12.2 Next Business Day. If any date on which an action is to be taken or an event is to be performed falls on a day other than a Business Day then the date for the taking of such action or performing of such event shall be continued until the first ensuing Business Day.

     Section 12.3 Survival. Any representation, warranty, covenant, or agreement herein of any Party to this Contract, whether to be performed before or after the time of Closing (e.g., the indemnification obligations of the Parties), shall not be deemed to be merged into or waived by the instruments of Closing, but shall expressly survive Closing and shall be binding upon the Party obligated thereby to the extent provided elsewhere herein.

     Section 12.4 Assignment. This Contract may be assigned in whole or in part, and in multiple assignments, by Purchaser to any Person that is an Affiliate of Purchaser, and shall be binding upon and inure to the benefit of the Parties hereto, their heirs, executors, administrators, and assigns. In such event, Purchaser shall (within two (2) Business Days after such assignment) notify Sellers in writing of the effective date of such assignment, the identity of the assignee and the address of such assignee for purposes of notice.

     Section 12.5 Governing Law. This Contract shall be construed and interpreted in accordance with the internal, local laws of the State of Texas (excluding any conflicts of law provisions that would render the law of another jurisdiction applicable) and the obligations of the Parties hereto are and shall be performable in Harris County, Texas. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "heirs, executors, administrators, and assigns" shall include "successors, legal representatives, and assigns."

     Section 12.6 Modification. This Contract may not be modified or amended, except by an agreement in writing signed by all Parties thereto. The Parties may waive any of the conditions contained herein or any of the obligations of the other Parties hereunder, but any such waiver shall be effective only if in writing and signed by the Party waiving such conditions or obligations.

     Section 12.7 Authorization. Each Person executing this Contract warrants and represents that it is fully authorized to do so.

     Section 12.8 Time Is of the Essence. Time is of the essence with respect to performance under this Contract.

     Section 12.9 Prevailing Party. If it becomes necessary for any of the Parties hereto to file a suit to enforce this Contract or any provisions contained herein, then the prevailing Party in such action shall be entitled to recover from the non-prevailing Party, in addition to all other remedies or damages, reasonable attorneys' fees incurred in such suit.

     Section 12.10 Further Assurance. Each Party agrees that it will without further consideration execute and deliver such other documents and taken such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other Parties to consummate more effectively the purposes or subject matter of this Contract. Without limiting the generality of the foregoing, Purchaser shall, as requested by any Seller, execute acknowledgments of receipt in form and substance reasonably accepted to Purchaser with respect to any materials delivered by Sellers to Purchaser with respect to the Subject Properties. The provisions of this Section 12.10 shall survive Closing.

     Section 12.11 Headings. The descriptive headings of the several articles, sections, and paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Section 12.12 Entire Agreement. This Contract, including the Exhibits hereto and the Stock Purchase Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the Parties in connection therewith, including, without limitation, that certain Letter, dated July 24, 2002, between the Seller Group, on the one hand, and Landry's Restaurants, Inc., on the other, as the same may have been amended. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the Parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

     Section 12.13 Multiple Counterparts. This Contract may be executed by the Parties in counterparts, all of which will, when taken together, constitute, an original executed instrument.

     Section 12.14 No Third Party Beneficiaries. Any agreement to pay any amount and any assumption of liability contained in this Contract, express or implied, is and shall be only for the benefit of the undersigned Parties and their respective successors and assigns, and such agreements and assumption shall not inure to the benefit of the obligees of any indebtedness of any other Party whomsoever, it being the intention of the undersigned that no Person shall be or be deemed to be a third-party beneficiary of this Contract.

     Section 12.15 Joint and Several. It is expressly understood in this Contract that, notwithstanding anything in this Contract to the contrary, any representation, warranty, covenant, or obligation of "Seller" or "Sellers" shall be and constitute the joint and several obligation of each of the Sellers, and each of the Sellers shall be jointly and severally liable for each and every representation, warranty, covenant, or obligation of any of the Sellers of whatever nature, under the terms of this Contract.

     Section 12.16 Confidentiality and Publicity. The provisions of Section 6.3 of the Stock Purchase Agreement (entitled "Confidentiality"), and the provisions of Section 6.7 of the Stock Purchase Agreement (entitled "Publicity") are incorporated herein by reference and shall be applicable to this Contract.

     Section 12.17 Commercially Reasonable Efforts to Consummate. Subject to the terms and conditions of this Contract, each Party shall use its commercially reasonable efforts to cause the Closing to occur, including defending against any Proceedings, judicial or administrative, challenging this Contract or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed. Without limiting the foregoing, each Party shall use its commercially reasonable efforts (subject to the provision in the immediately preceding sentence) to cause the Closing to occur within thirty (30) days after execution of this Contract.

                                   Article 13
                              Simultaneous Closings

     Section 13.1 Simultaneous Closing with Transactions in Stock Purchase Agreement. Notwithstanding anything contained in this Contract to the contrary, the Closing of this Contract is expressly conditioned upon the simultaneous consummation of the transactions set forth in the Stock Purchase Agreement.

     Section 13.2 Purchaser Breach of Stock Purchase Agreement. If Purchaser breaches any of its representations, warranties, or covenants under the Stock Purchase Agreement, then Purchaser also will be in breach of this Contract, and the Seller Group will be entitled to exercise the rights and remedies available to such Parties pursuant to Section 11.2 hereof.

     Section 13.3 Seller Group Breach of Stock Purchase Agreement. If any member of the Seller Group breaches any of the representations, warranties, or covenants under the Stock Purchase Agreement, then the Seller Group also will be in breach of this Contract, and Purchaser will be entitled to exercise the rights and remedies available to Purchaser pursuant to Section 11.1 hereof.

        {Rest of page intentionally left blank - signature page follows.}

         EXECUTED on this the ______ day of September, 2002 by Purchaser.

                                    LSRI HOLDINGS, INC.,
                                     a Delaware corporation

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

         EXECUTED on this the ______ day of September, 2002 by Sellers.

                                    KIMBERLEY RESTAURANTS, LTD.,
                                      a Texas limited partnership

                                    By:
                                       -----------------------------------------

                                    Name:
                                         ---------------------------------------

                                    Title:
                                          --------------------------------------


                                    MNC RESTAURANT PROPERTIES, L.P.,
                                     a Texas limited partnership

                                    By:
                                       -----------------------------------------

                                    Name:
                                         ---------------------------------------

                                    Title:
                                          --------------------------------------

                                  WELL SEASONED, INC.,
                                   a Delaware corporation

                                  By:
                                     -------------------------------------------

                                  Name:
                                       -----------------------------------------

                                  Title:
                                        ----------------------------------------



                                  METRO NATIONAL CORPORATION,
                                   a Texas corporation

                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------

                                     ANNEX 1

                                   Definitions

     Capitalized terms used in this Contract shall have the meanings given to them in this Annex 1 unless defined elsewhere in this Contract or in the Stock Purchase Agreement.

     "Acquisition" shall be as defined in the Stock Purchase Agreement.

     "Affiliate" shall be as defined in the Stock Purchase Agreement.

     "Applicable Law" shall be as defined in the Stock Purchase Agreement.

     "Assumed Agreements" shall mean those contracts, agreements, and the like which have been expressly assumed by Purchaser at Closing under this Contract (e.g., the Leases).

     "Business Day" shall be as defined in the Stock Purchase Agreement.

     "Business" shall be as defined in the Stock Purchase Agreement.

     "CERCLA" shall be as defined in the Stock Purchase Agreement.

     "Closing Date" shall be as defined in Section 8.2.

     "Code" shall be as defined in the Stock Purchase Agreement.

     "Contract" shall be as defined in the first paragraph of this Contract.

     "Deposit" shall be as defined in the Stock Purchase Agreement.

     "Effective Date" shall be as defined in first paragraph of this Contract.

     "Environmental Claims" any and all claims, causes of action, demands and suits of whatever kind or character, whether fixed or contingent, known or unknown, matured or unmatured, whether at law or in equity, whether under contract, tort, strict liability, statute, or otherwise, that Sellers may have against any party if they arise out of, pertain to, or are related to any violation of or any obligation or liability under any Environmental Law or to the presence, Release, or threatened Release of any Hazardous Material; provided, however, "Environmental Claims" shall not include any rights of Sellers to seek contribution or indemnity from any Person (other than Purchaser or its Affiliates) arising out of any claims, causes of actions, demands, or suits of whatever kind or character brought against any of Sellers (or its Affiliates) by any such third Person, which claims, causes of action, demands, or suits brought by such third Person arise out of, pertain to, or are related to any environmental condition of the Property or the Former Property.

     "Environmental Laws" shall mean all federal, state or local laws, codes, rules, ordinances, regulations, administrative rulings and decisions, directives, Judgments, other court decisions, orders, decrees, documents, and guidance relating to health, safety or the environment, including without limitation, CERCLA, the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. 2601 et seq.), the National Environmental Policy Act (42 U.S.C. 4321 et seq.), the Oil Pollution Act (33 U.S.C. 2701 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as these laws have been amended or supplemented, prior to or as of the Effective Date, and any analogous state or local statutes, rules or ordinances and the regulations promulgated pursuant thereto.

     "Environmental Reports" shall mean those reports listed on Exhibit "E" to this Contract.

     "Exception Documents" shall be as defined in Section 3.2.

     "Fee Improvements" shall be as defined in the Recitals.

     "Fee Personalty" shall be as defined in the Recitals.

     "Fee Tracts" shall be as defined in the Recitals.

     "FSI" shall be as defined in the Recitals.

     "Governmental Authority" shall be as defined in the Stock Purchase
Agreement.

     "Hazardous Material" shall mean any substance that poses a threat to, or is regulated to protect, human health, safety, public welfare, or the environment, including without limitation: (a) any "hazardous substance," "pollutant" or "contaminant," and any "petroleum" or "natural gas liquids" as those terms are defined or used under Section 101 of CERCLA, (b) "solid waste" as defined by the Federal Solid Waste Disposal Act (42 U.S.C. ss.6901, et seq.), which is also known as RCRA, (c) any other substances regulateD to protect, or because of their effect or potential effect on, public health or the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, bioaerosols, radioactive materials, putrescible and infectious materials, (d) any substance whose presence on any portion of the Subject Properties causes or threatens to cause a nuisance upon any portion of the Subject Properties or to adjacent properties, (e) any substance whose presence on adjacent properties could constitute a trespass, (f) asbestos or a material containing asbestos, (g) any material that contains lead or lead based paint, (h) any radioactive materials, (i) any infectious materials, (j) toxic microorganisms, including mold, mildew or fungi, (k) oil, other petroleum products, and their respective by-products, or (l) any substance the presence or release of which requires reporting, investigation or remediation under any Environmental Laws.

     "Improvements" shall be as defined in the Recitals.

     "Intangible Property" shall be as defined in the Recitals.

     "Judgment" shall be as defined in the Stock Purchase Agreement.

     "Kimberley" shall be as defined in the first paragraph to this Contract.

     "Knowledge" shall be as defined in the Stock Purchase Agreement.

     "Leasehold Improvements" shall be as defined in the Recitals.

     "Leasehold Personalty" shall be as defined in the Recitals.

     "Leasehold Real Property" shall be as defined in the Recitals.

     "Leasehold Tracts" shall be as defined in the Recitals.

     "Leases" shall be as defined in the Recitals.

     "Material Adverse Effect" shall be as defined in the Stock Purchase Agreement.

     "Metro National" shall be as defined in the first paragraph to this Contract.

     "MNC" shall be as defined in the first paragraph to this Contract.

     "Monetary Liens" means mortgages, liens, and security interests.

     "Notices" shall be as defined in Section 12.1.

     "Omni Lien" shall mean the lien of Omnibank, N.A. as evidenced by that certain Leasehold Deed of Trust, Security Agreement and Financing Statement, dated as of April 13, 1995, recorded under Clerk's File No. R353231 of the Official Public Records of Real Property of Harris County, Texas (the indebtedness secured by same having an outstanding balance of approximately $600,000.00 as of the Effective Date).

     "Operating Schedules" shall be as defined in Section 4.1(b).

     "Owned Real Property" shall be as defined in the Recitals.

     "Party" or "Parties" shall be as defined in the first paragraph of this Contract.

     "Permitted Encumbrances" shall be as defined in Section 3.2.

     "Person" shall be as defined in the Stock Purchase Agreement.

     "Personalty" shall be as defined in the Recitals.

     "Purchaser" shall be as defined in first paragraph of this Contract.

     "RCRA" shall mean the Resource Conservation and Recovery Act of 1976 (42 U.S.C.ss.6901, et seq.)

     "Release" means any depositing, spilling, leaking, pumping, pouring, remitting, emptying, discharging, injecting, escaping, leaching, dumping, migration, or disposing.

     "Required Information Materials" shall be as defined in Section 4.1.

     "Seller Group" shall be as defined in the first paragraph is this Contract.

     "Seller" or "Sellers" shall be as defined in the first paragraph of this Contract.

     "Stock Purchase Agreement" shall be as defined in the Recitals.

     "Stock Purchase Transaction" shall be as defined in the Recitals.

     "Straddle Period" shall be as defined in Section 9.1.

     "Subject Properties" shall be as defined in the Recitals.

     "Subsidiaries" shall be as defined in the Stock Purchase Agreement.

     "Survey(s)" shall be as defined in Section 3.1.

     "Target Appurtenances" means all rights and appurtenances belonging or in any way pertaining to the interest of "tenant" or "lessee" under the Target Leases.

     "Target Lease Improvements" means all buildings, structures, or other improvements situated on the Target Lease Tracts.

     "Target Lease Personalty" means all furniture, fixtures, equipment, inventory, and other tangible and intangible personal property located on or about, or used in connection with, the Target Lease Tracts or the Target Leases.

     "Target Lease Properties" means the Target Leases, the Target Lease Improvements, the Target Lease Personalty, and the Target Lease Appurtenances.

     "Target Lease Tracts" means those tracts or parcels of land covered or encumbered by the Target Leases.

     "Target Leases" shall be as defined in the Stock Purchase Agreement.

     "Taxes" shall be as defined in the Stock Purchase Agreement.

     "Termination Notice" shall be as defined in the Stock Purchase Agreement.

     "Title Company" shall be as defined in Section 3.2.

     "Title Commitment" shall be as defined in Section 3.2.

     "Title Policy" shall be as defined in Section 3.3.

     "WSI" shall be as defined in the first paragraph of this Contract.

                                LIST OF EXHIBITS

Exhibit "A-1"     -        Legal description of Fee Tracts

Exhibit "A-2"     -        List of Leases and legal description of Leasehold
                            Tracts

Exhibit "B"       -        Survey Requirements

Exhibit "C"       -        Certain Leases

Exhibit "D"       -        Exceptions to Section 7.1

Exhibit "E"       -        Environmental Reports

Exhibit "F"       -        Form of Lessor Estoppel

Exhibit "G"                Guaranties

                                  EXHIBIT "A-1"

                                  EXHIBIT "A-2"

                                   EXHIBIT "B"

                               Survey Requirements

     Each Survey shall be made by an engineer or a surveyor acceptable to Purchaser and the Title Company, prepared in accordance with the current edition of the Manual of Practice of Land Surveying in Texas adopted by the Texas Surveyors Association and sufficient to enable the Title Company to endorse the standard printed survey exception in each of the Title Policies (hereinafter defined) to read "shortages in area." Sellers hereby acknowledge that International Land Services, Inc. is acceptable as the engineer/surveyor who will be preparing the surveys required hereunder. Without limiting the foregoing, each Survey shall show the following with respect to each tract covered thereby: adjacent roads; building lines; a metes and bounds description showing the beginning point, its distance and bearing from a readily ascertainable point (such as a street intersection), and the course, bearing, and measured distances of all boundary lines; monuments or stakes found and set; any building setback lines; location and dimensions of all buildings; physical evidence of any building, fence, or hedge near any property line; physical evidence and location of each actual public and private easement and utility line and/or poles, and of each pipeline, manhole, and drain outlet; any encroachment or overlapping of improvements; and the location and recording references of all easements or other locatable encumbrances or restrictions affecting the relevant tract which are established by any recorded instrument. If any easements are not susceptible of location, the Survey shall so indicate. Each Such Survey shall be dated, shall contain a certificate in a form satisfactory to Purchaser and the Title Company, and shall be signed and sealed by the aforesaid surveyor or engineer.